MEMORANDUM OF UNDERSTANDING

     This updated Memorandum of Understanding (the "MOU") is made effective as of February 22, 2008 (the "Effective Date"), by and among Stem Cell Therapy International, Inc., a U.S. publicly traded corporation ("SCTI"), Calvin Cao, Chairman and CEO of SCTI, and Dr. Hoon Han, President and CEO of Histostem Co., Ltd., a Korean company ("Histostem") and together with Dr. Han and Histostem, Mr. Cao and SCTI are collectively referred to as the "Parties".

                                  Definitions

Following abbreviations shall be used to define their exact meaning in this MOU:

     a. "SCTI" shall mean the Stem Cell Therapy International, Inc., a corporation organized under the laws of the State of Nevada, and having its principal location at 2203 N. Lois Avenue, 9th Floor, Tampa, FL 33607, U.S.A. Mr. Calvin Cao is currently the Chairman and CEO of SCII.

     b. "SCII" shall mean the stock/ticker symbol of the above SCTI company and shall be used as the same meaning with SCTI in this MOU

     c. "Histostem" shall mean the Histostem Co., Ltd., a corporation organized under the laws of the Republic of Korea, and having its principal location 518-4 Seoul Life Foundation Bldg., Dunchon-Dong. Kangdong-Gu, Seoul, Korea, Dr. Han-Hoon is currently the President and CEO of Histostem.

     d. "PUBCO" means a new Public Company name that will be selected by Histostem at the close of the transaction that will represent the combined companies of SCTI and Histostem and that will obtain a new stock symbol.

     WHEREAS, the Parties desire to enter into a definitive Reorganization and Stock Purchase agreement whereby SCTI will acquire 100% of the outstanding stock of Histostem from the Histostem Shareholders, in exchange for a controlling interest in SCTI, and at the time of closing adopt a new public company (PUBCO) name;

     AND WHEREAS, the Parties wish to memorialize the terms and conditions of such an agreement;

     NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Definitive Agreement. A formal agreement (the "Definitive Agreement") containing the terms and conditions memorialized herein will be prepared and entered into within fifteen (15) days of the execution of this Agreement, unless both parties agree to extend the date by written consent. If a Definitive Agreement cannot be reached within 60 days both parties agreed to cease actions, and terminate this MOU, without legal recourse.

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     2.  Terms  of the Agreement. The terms of the Definitive Agreement shall be as follows. If any necessary terms are not covered in this MOU they will be determined during the upcoming meeting for the Definitive Agreement based on the schedule agreed by the parties:

     The Share Transaction. SCTI will exchange a controlling interest in SCTI for 100% of the outstanding stock of Histostem (the "Transaction").
     Upon the closing of the transaction, Histostem will become a wholly owned subsidiary of SCTI and shall continue to operate in Korea, and the Histostem Shareholders will collectively own 60% of the newly combined entity at the time of the completion of the merger and SCTI will own 40%. While it shall be legally domiciled as a U.S. public company, the principal place of operations of the combined entity shall remain Seoul, Korea and SCTI will only maintain a branch office of such size and operations as is set forth in the Definitive Agreement in the United States. The persons who work in the U.S. office and manage the business affairs of that office shall be selected by the U.S. Operations of the new entity..

     Escrow. Within 15 business days after entering the Definitive Agreement, the parties will execute all documents as are required to close the transaction, issue all shares as are required, and deliver all shares and documents into escrow with a mutually approved U.S. law firm to act as escrow agent.

     Legal Advisor or Counsel. Both parties may engage a U.S. securities law firm to act as a legal advisor to each party as necessary and to be counsel for this transaction; each party to pay its own legal expense

     Financial Statements. On or before March 30, 2008, and prior to closing, Histostem will provide to SCTI completed audited financial statements of Histostem in accordance with US GAAP, sufficient to file under Regulation S-X with the United States Securities and Exchange Commission ("SEC").

     e. Exchange Listing Status. SCTI warrants that SCTI is quoted for trading on the over the counter bulletin board (OTC-BB) maintained by NASDAQ. SCTI will warrant that PUBCO will be eligible to be listed on AMEX or NASDAQ provided that PUBCO as the combined entity with Histostem meets the share price, net tangible assets and other requirements for such listing. Provided that PUBCO (as the combined entity with Histostem) meets such listing requirements, the Parties intend to apply for listing on either AMEX or NASDAQ prior to the first round of funding, which is after the initial funding period.

     f. Periodic Reports. SCTI will warrant that it is current with its obligations to file periodic reports with the SEC. For a period of one year after closing, Mr. Cao will provide assistance to the new management of PUBCO with regards to these SEC filing requirements. The combined entities will engage a mutually agreed upon U.S. securities law firm to serve as legal counsel to PUBCO.

     g.  Directors of PUBCO.  At  the time of closing, the Board of Directors of

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     PUBCO  will  have  five  members,  four  chosen by Histostem and one chosen by the current management of SCTI. The director to serve as Chairman of the Board will be chosen by Histostem. Management of PUBCO. At the time of closing, PUBCO will have such officers and other employees as will be chosen by Histostem; the officers and employees of the U.S. operations shall be selected by SCTI. Name Change and Capital Increase. Immediately prior to closing, the authorized capital of SCTI will be raised to 500,000,000 shares of common stock in maximum, and SCTI will be re-named to a new name determined by Histostem in conjunction with consultations with SCTI, prior to execution of the Definitive Agreement. It is understood that under SEC regulations the name change cannot be effective or used by the public company PUBCO until the transaction has closed and filed all necessary paperwork with the SEC.

     Fundraising.

          i. Fundraising Goal. The fundraising efforts will be undertaken by the new combined entity, and Investment Bankers on a best efforts basis, with the objective of attempting to achieve a total fund raising goal of $80,000,000. The parties acknowledge that the actual amount of funding in each round may be affected by many factors outside of one or more of the Parties' control, including the status of the audited financial statements of the combined entity, the business plan accomplishments of the new entity, and changes in market conditions.

          ii. Best Efforts Basis. It is understood that the fundraising efforts to be undertaken will be on a Best Efforts Basis, as that term is understood by U.S. investment bankers and public companies raising capital

          iii. Source of Capital. The capital required for operations by Histostem shall be provided from newly issued stock of PUBCO. Any additional capital raised after the first round, either through equity or through any other security, regardless of how the capital is raised, shall be disbursed 49% to the US operations of PUBCO and 51% to the Korean operations of Histostem, respectively.

          iv. Initial Round. The work for the initial round of the financing goal shall commence immediately upon the signing of this MOU and shall be paid as soon as the funds are available provided that at the time of paying the funds the US GAAP prepared audited financial statements of Histostem are completed and the Definitive Agreement is prepared and signed at the time of funding. The initial round of the financing goal will be undertaken by SCTI and a broker-dealer it selects on a best efforts basis for a total of up to $3.0M. Of this amount, $2.0M will be used by Histostem for immediate operating capital, and $1.0M will be used by SCTI, according to a Use of Proceeds statement that shall be submitted to SCTI, and approved by them, within fifteen (15) days after the effective date of this MOU.

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          v.  First  Round.  The first round of financing shall occur as soon as reasonably possible but no later than six (6) months following the initial round financing and will be undertaken by SCTI on a best efforts basis for a total of up to $25,000,000. Among the first round of financing, $15,000,000 will be used by Histostem (the Korean subsidiary of PUBCO) and the remaining $10,000,000 will be used by PUBCO for long term growth and operations according to a Use of Proceeds Statement to be approved by the Board of PUBCO

          vi. Further Rounds. Other financing rounds will occur, beginning within twelve (12) months following the second round, and will be undertaken on a best efforts basis for a overall total of up to $80,000,000 including proceeds from the first two rounds. Proceeds from these further rounds will be used by Histostem and SCTI (as the combined entity with Histostem) for long term growth and operations according to a Use of Proceeds statement to be approved by the Board of the PUBCO.

          vii. Distribution of Equity After the completion of the reverse merger, in consideration of 100% of the current Histostem shares, Histostem will own 60% equity and SCTI will own 40% equity of the new public company (PUBCO).

          viii. Limitations on Liability for Best Efforts Financing. It is understood that the ability to obtain financing is dependent on several factors that are out of the control of Mr. Cao and SCTI, including Histostem successfully implementing its business plan and meeting its pro forma financial milestones, and current market conditions. It is understood that Mr. Cao and SCTI shall incur no liability with respect to those events or the resulting price per share.

     k. Issuances for Services. In addition to the shares issued to the Histostem Shareholders pursuant to the Definitive Agreement, at closing of the reverse merger SCTI will issue 1,000,000 common shares each to Primebell and Princeton Healthcare for services rendered to Histostem. Furthermore, Mr. Newman and Mr. Calvin Cao will agree to provide ongoing services to PUBCO for a period of five (5) years and they shall each be paid for such services according to the terms to be set forth and mutually agreed to in the Definitive Agreement. SCTI and not Histostem, shall be obligated to pay for the merger services of Mr. Newman in making the introduction, such payment to take place at or before the signing of the Definitive Agreement.

     l. Antidilution. For a period of twenty-four (24) months from the date of the first round of financing, the Parties agree not to attempt or implement any reverse splits or other efforts to dilute the shares of the minority shareholders of SCII. For the purposes of this clause, shares are diluted only where such efforts result in the reduction of the value of the minority shareholders' stock. It is understood that shares are not diluted due to stock issued in the course of the anticipated three rounds of financing.

     m.  Professional  Services.

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          i. Investor Relations Firm. The current management of SCTI will assist the new management of PUBCO to retain an investor relations firm to create awareness of SCII and Histostem on a worldwide basis.

          ii. Investment Banker. Both Parties hereby agree to interview and select the best offer of a U.S. based investment banker to raise funds for PUBCO as set forth in this Agreement.

          iii. Legal Services for Histostem. The Law firm of Epstein, Becker and Green may be considered to serve as the Legal Advisor to Histostem during the MOU and Definitive Agreement is process, upon necessary.

     3. No Shop Clause . Upon execution of this MOU until the date of closing of the Definitive Agreement, Histostem will keep the terms of this agreement confidential, will not "shop" or otherwise seek more favorable terms from another investment source, and will not to enter into any agreement with any other party that would in any way prejudice the rights of SCTI. Both parties agree to negotiate in Good Faith until the Definitive Agreement is completed and executed.

     4. Confidentiality. Except as required by applicable law, no information regarding this MOU or any other agreement, or verbal or written communications regarding these Parties and the transaction described herein, shall be released to the public or anyone outside of the respective companies' Boards of Directors or other professionals without the written consent of both Parties. The Parties may by mutual agreement decide to issue a worldwide press release upon the signing of this MOU. It is understood that upon execution of the Definitive Agreement, SCTI will be required to publicly disclose the terms of the Definitive Agreement on Form 8-K, and SCTI will issue a public press release at that time.

     5. Binding of Successors. This Agreement shall be binding on, and shall inure to the benefit of, the parties and their respective heirs, legal representatives, successors and assigns.

     6. Severability. Each provision of this MOU shall be treated as a separate and independent clause. If any court of law should rule that a clause is illegal or otherwise unenforceable, such clause shall be deleted from this MOU, and this MOU shall be deemed to consist of the remaining clauses with the unenforceable clause(s) stricken. Moreover, if one or more of the provisions contained in this Agreement should for any reason be held to be excessively broad as to scope, activity, or subject so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the maximum extent compatible with the current applicable law.

     7. Amendment of the MOU. This MOU may not be amended or modified except by a writing executed by both parties.

     8. Waiver. Any waiver by any Party of a breach of any provision of this MOU shall not operate or be construed as a waiver of any subsequent breach of such provision or

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any other provision hereof.

     9. Entire Agreement. This MOU represents the entire understanding of the parties regarding the terms and conditions hereunder, and supersedes all prior communications, agreements and understandings, whether oral or written, relating to the subject matter hereof.

     10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given (i) on the date they are delivered if delivered in person; (ii) on the date initially received if delivered by facsimile transmission followed by registered or certified mail confirmation; (iii) on the date delivered by an overnight courier service; or
(iv) on the third business day after it is mailed by registered or certified mail, return receipt requested with postage and other fees prepaid, to the addresses provided by each party to the other parties.

     11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Confirmation of execution by electronic transmission of a facsimile signature page shall be binding upon any party so confirming.

     IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first above shown.

HISTOSTEM CO, LTD          STEM CELL THERAPY INT'L, INC


\s\ Dr. Hoon Han           \s\ Calvin Cao
----------------           --------------
By: Dr. Hoon Han           By: Calvin Cao
Title: CEO/President       Title: CEO/President
Dated: 2/22/06             Dated: 2/22/06


Witness: \s\Brian Lee, 2/22/8
         --------------------
By:  Brian Lee
Title:  Advisor to Histostem

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